EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports Second Quarter 2014 Results; Merger and Conversion Completed in July on Schedule

ENGLEWOOD CLIFFS, N.J., July 25, 2014 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq:CNOB) (the "Company" or "ConnectOne"), parent company of ConnectOne Bank (the "Bank"), today reported net income available to common stockholders of $4.4 million, or $0.26 per diluted share, for the second quarter of 2014, compared with net income available to common stockholders of $4.9 million, or $0.30 per diluted share, for the prior-year period. Second quarter 2014 results include $0.6 million in after-tax merger expenses. Excluding such merger costs, net income available to common stockholders for the second quarter of 2014 was $5.0 million, or $0.31 per diluted share. As the merger closed on July 1, 2014, the results for periods ending June 30, 2014 do not include the operations of the combined company.

For the six months ended June 30, 2014, net income available to common stockholders was $8.7 million, or $0.53 per diluted share, compared to $9.8 million, or $0.60 per diluted share, for the same period of 2013. Excluding after-tax merger expenses of $1.4 million, net income available to common stockholders for the six months ended June 30, 2014 was $10.1 million, or $0.62 per diluted share.

"This has been a remarkable period for the Company," said Frank Sorrentino, ConnectOne's Chairman and Chief Executive Officer. "Our merger has established us as one of the largest financial institutions in New Jersey whose enhanced scale, advanced technology, and improved lending capabilities will benefit our clients while continuing to create shareholder value. Our team has worked tirelessly to successfully complete this merger, and this dedication has enabled us to complete our systems integration and transition to ConnectOne's operating platform on schedule. Our cost efficiencies are on target to be fully realized by the end of 2014." Mr. Sorrentino added, "I want to thank our board of directors, our employees, business partners and shareholders whose unwavering guidance and support has made this milestone possible. We are now well positioned to continue our growth trajectory utilizing our greater capital resources, expanded products and broader geographic footprint across the New Jersey/New York metropolitan area."

The merger of legacy ConnectOne Bancorp with Center Bancorp was completed on July 1, 2014, with Center Bancorp deemed to be the "accounting acquirer", thus the financial statements included in this earnings press release do not include legacy ConnectOne results. In future reporting periods, commencing July 1, 2014, legacy ConnectOne's results of operations will be included in ConnectOne's financial information while historical financial statements will reflect only Center Bancorp. Legacy ConnectOne financial results for the second quarter ended June 30, 2014 are summarized below.

Legacy ConnectOne Second Quarter 2014 Financial Results (Excluded from Company Financial Statements):

Note: All per share information regarding legacy ConnectOne is based upon shares outstanding prior to the merger, whereby legacy ConnectOne shareholders received 2.6 shares of new ConnectOne Bancorp, Inc. for each share previously owned. The per share information has not been adjusted to reflect this exchange ratio.

Legacy ConnectOne Bancorp, Inc. had net income of $3.1 million, or $0.60 per diluted share, for the second quarter of 2014, compared with net income of $2.5 million, or $0.49 per diluted share, for the prior-year period. Second quarter results include $0.5 million in after-tax merger expenses. Excluding such merger expenses, net income was $3.6 million, or $0.69 per diluted share, for the second quarter of 2014.

The increase in net income and diluted earnings per share were primarily attributable to a significant increase in net interest income due to growth in the loan portfolio. The net interest margin for the second quarter of 2014 was 3.62%, an 11 basis-point contraction from the first quarter of 2014, due largely to a decline in prepayment fees, and a 32 basis-point decline from 3.94% in the second quarter of 2013. Partially offsetting the increase in net interest income was higher noninterest expense, largely staff-related.

At June 30, 2014, total assets were $1.5 billion, a $213 million increase from December 31, 2013. The increase in total assets was due primarily to a $171 million increase, to $1.3 billion, in loans receivable and a $38 million increase, to $72 million, in cash and cash equivalents. The growth in assets was funded by an $84 million increase in deposits and $125 million increase in borrowings. Shareholders' equity totaled $136 million at June 30, 2014 and $130 million at December 31, 2013.

Nonperforming assets, which includes nonaccrual loans and OREO, as a percent of total assets was 0.76% at June 30, 2014, 0.72% at March 31, 2014 and 0.97% at June 30, 2013. The provision for loan losses was $1.3 million for the second quarter of 2014 and $1.0 million for the second quarter of 2013.

Company Earnings (Excludes Legacy ConnectOne)

Fully taxable equivalent ("FTE") net interest income for the second quarter of 2014 totaled $12.3 million, an increase of $0.4 million, or 3.8%, from the year ago quarter, primarily due to a $101 million, or 11.4%, increase in average loans, partially offset by a $51 million decline in average investment securities. The net interest margin for the second quarter of 2014 was 3.29%, essentially flat from 3.28% in both the first quarter of 2014 and the second quarter of 2013. FTE net interest income for the six months ended June 30, 2014 totaled $24.5 million, an increase of $0.7 million, or 3.1%, from the prior-year period, primarily due to a $95 million, or 10.8%, increase in average loans, partially offset by a $42 million decline in average investment securities. The net interest margin for the six months ended June 30, 2014 was 3.28%, essentially flat from 3.29% in the prior-year period. Although the yield on the Company's loan portfolio continues to decline, reflecting the protracted low interest rate environment, a pronounced shift in the composition of interest earning assets, from securities to loans, has resulted in a stable net interest margin and an increase in net interest income. Management expects a continuation of this trend whereby investment securities will represent a declining percentage of interest earning assets.

Non-interest income totaled $1.7 million in each of the second quarters of 2014 and 2013. The largest component of non-interest income was net investment securities gains which totaled $0.6 million in each of the second quarters of 2014 and 2013.  Non-interest income totaled $4.2 million for the first six months of 2014, a $0.6 million increase from $3.6 million for the first six months of 2013. Net investment securities gains increased, by $1.1 million to $2.0 million for the first six months of 2014, from $0.9 million in the prior-year period. Partially offsetting this increase was $0.3 million decline in bank-owned life insurance ("BOLI") income. Other types of non-interest income for the Bank include deposit and loan fees, annuities and life insurance commissions, and gains on the sale of residential mortgages in the secondary market.

Non-interest expenses totaled $6.7 million, including merger expenses of $0.7 million, for the second quarter of 2014, and $14.2 million, including merger expenses of $1.8 million, for the six months ended June 30, 2014. Excluding merger expenses, total non-interest expense was $6.0 million for the second quarter 2014, a decline of $0.1 million from $6.1 million for the prior-year period. Excluding merger expenses, total non-interest expense was $12.5 million for the six months ended June 30, 2014, a decline of $0.1 million from $12.6 million for the prior-year period. The decline in expense levels from last year reflects continued successful efforts by management to leverage the Bank's infrastructure as well as a decline in staff expenses in anticipation of the merger. In the latter half of 2014, management will be focusing on achieving merger expense synergies, which are ahead of schedule, while balancing investment in infrastructure with prudent and sustainable growth.

Income tax expense was $2.0 million and $3.6 million for the second quarter and first six months of 2014, respectively, compared with $1.9 million and $3.7 million, for the second quarter and first six months of 2013, respectively. The effective tax rates were 31.2% and 29.1% for the second quarter and first six months of 2014, respectively, compared with 28.2% and 27.2%, for the second quarter and first six months of 2013, respectively.   The increase in effective tax rates for 2014 reflects non-deductibility of certain merger expenses. The Company's effective tax rate is projected to trend upward in future periods as the proportion of tax-exempt income to taxable income is expected to decline.

Company Asset Quality

Nonperforming assets, which includes nonaccrual loans and other real estate owned, totaled $4.3 million at June 30, 2014, up from $3.4 million at December 31, 2013 and up from $2.7 million at June 30, 2013.  Nonperforming assets as a percent of total assets increased to 0.26% at June 30, 2014 from 0.20% at December 31, 2013 and from 0.17% at June 30, 2013.  The allowance for loan losses was $10.8 million, representing 1.08% of loans receivable and 268.5% of nonaccrual loans at June 30, 2014.  At December 31, 2013, the allowance was $10.3 million representing 1.08% of loans receivable and 329.4% of nonaccrual loans, and at June 30, 2013 the allowance was $10.2 million representing 1.13% of loans receivable and 406.8% of nonaccrual loans.  The provision for loan losses was $0.3 million for the second quarter of 2014 and zero for the second quarter of 2013.  The annualized rate of net loan charge-offs was 0.04% for the second quarter of 2014 and 0.01% for the second quarter of 2013.

Company Financial Condition

The Company's total assets were $1.7 billion at both June 30, 2014 and December 31, 2013. Loans increased by $45.3 million offset by a decrease of $53.2 million in investment securities. Deposits declined by $67.4 million offset by a $50.0 million increase in Federal Home Loan Bank borrowings and a $9.7 million increase in shareholders' equity. Deposits have increased by more than approximately $50 million since the close of the second quarter of 2014.

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and serves as the holding company for ConnectOne Bank ("the Bank"). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and following consummation of the merger on July 1, 2014, through its twenty-three other banking offices.

For more information visit https://www.ConnectOneBank.com/.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONNECTONE BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except for share data)	June 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Cash and due from banks	$ 92,617	$ 82,692

Securities available for sale	266,959	323,070
Securities held to maturity, fair value of $214,952 at 2014 and $210,958 at 2013	218,159	215,286

Loans held for sale	483	--
Loans receivable	1,006,256	960,943
Less: Allowance for loan losses	(10,825)	(10,333)
Net loans receivable	995,431	950,610

Investment in restricted stock, at cost	11,289	8,986
Bank premises and equipment, net	14,013	13,681
Accrued interest receivable	6,414	6,802
Other real estate owned	220	220
Goodwill	16,804	16,804
Bank-owned life insurance	36,245	35,734
Due from brokers for investment securities	--	8,759
Other assets	7,175	10,438
Total assets	$ 1,665,809	$ 1,673,082

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Deposits
Noninterest-bearing	$ 238,138	$ 227,370
Interest-bearing	1,036,482	1,114,635
Total deposits	1,274,620	1,342,005
Borrowings	196,000	146,000
Subordinated debentures	5,155	5,155
Other liabilities	11,756	11,338
Total liabilities	1,487,531	1,504,498

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares;
issued and outstanding 11,250 shares of Series B preferred stock at June 30, 2014
and December 31, 2013; total liquidation value of $11,250,000	11,250	11,250
Common stock, no par value, authorized 50,000,000 shares; issued 18,477,412 shares at June 30, 2014 and December 31, 2013; outstanding 16,413,490 shares
at June 30, 2014 and 16,369,012 at December 31, 2013	110,056	110,056
Additional paid in capital	5,380	4,986
Retained earnings	67,108	61,914
Treasury stock, at cost (2,063,922 common shares at June 30, 2014 and	--	--
2,108,400 at December 31, 2013)	(16,717)	(17,078)
Accumulated other comprehensive income (loss)	1,201	(2,544)
Total stockholders' equity	178,278	168,584
Total liabilities and stockholders' equity	$ 1,665,809	$ 1,673,082

CONNECTONE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income
Loans receivable, including fees	$ 10,461	$ 9,892	$ 20,572	$ 19,815
Securities	3,804	3,966	7,876	8,014
Dividends	136	121	290	252
Other interest income	--	--	--	2
Total interest income	14,401	13,979	28,738	28,083
Interest expense
Deposits	1,301	1,283	2,617	2,567
Borrowings	1,432	1,468	2,843	2,918
Total interest expense	2,733	2,751	5,460	5,485

Net interest income	11,668	11,228	23,278	22,598
Provision for loan losses	284	--	909	--
Net interest income after provision for loan losses	11,384	11,228	22,369	22,598

Non-interest income
Service fees	469	451	966	857
Loan related fees	204	114	385	253
Annuity and insurance commissions	105	146	205	246
Gains on sales of loans	53	91	89	229
Net gains on sales of securities	574	600	1,989	919
Income on bank owned life insurance	256	274	511	839
Other income	63	31	100	209
Total non-interest income	1,724	1,707	4,245	3,552

Non-interest expenses
Salaries and employee benefits	3,184	3,335	6,516	6,825
Occupancy and equipment	816	811	1,896	1,717
Professional fees	306	230	561	449
Advertising and promotion	27	62	67	163
Data processing	373	343	718	696
FDIC insurance	288	208	588	521
Merger related expenses	729	--	1,789	--
Other expenses	1,021	1,087	2,105	2,243
Total non-interest expenses	6,744	6,076	14,240	12,614

Income before income tax expense	6,364	6,859	12,374	13,536
Income tax expense	1,986	1,936	3,598	3,689
Net income	4,378	4,923	8,776	9,847
Preferred stock dividends and accretion	28	28	56	84
Net income available to common stockholders	$ 4,350	$ 4,895	$ 8,720	$ 9,763

Earnings per common share:
Basic	$ 0.27	$ 0.30	$ 0.53	$ 0.60
Diluted	0.26	0.30	0.53	0.60
Weighted average common shares outstanding:
Basic	16,372,885	16,348,915	16,361,596	16,348,567
Diluted	16,430,376	16,375,774	16,422,339	16,375,028

CONNECTONE BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in thousands, except for share data)
	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2014	2014	2013	2013	2013
Performance ratios:
Return on average assets	1.06%	1.05%	1.20%	1.23%	1.22%
Return on average stockholders' equity	9.92%	10.16%	11.85%	12.53%	11.84%
Net interest margin	3.29%	3.28%	3.29%	3.31%	3.28%
Efficiency ratio	44.9%	48.1%	46.6%	45.8%	47.0%

	As of
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2014	2014	2013	2013	2013
Capital ratios:
Leverage ratio	10.08%	9.79%	9.69%	9.52%	9.50%
Risk-based Tier 1 capital ratio	12.59%	12.40%	12.10%	11.70%	11.83%
Risk-based total capital ratio	13.43%	13.22%	12.90%	12.49%	12.64%
Tangible common equity to tangible assets	9.11%	8.78%	8.48%	8.42%	8.38%

Annualized net loan charge-offs
as a % of average loans	0.04%	0.13%	0.09%	0.00%	0.01%

Tangible book value per common share	$ 9.15	$ 8.90	$ 8.58	$ 8.37	$ 8.14

Asset quality:
Nonaccrual loans	$ 4,032	$ 3,409	$ 3,137	$ 2,032	$ 2,508
Other real estate owned	220	220	220	220	220
Total non-performing assets	$ 4,252	$ 3,629	$ 3,357	$ 2,252	$ 2,728

Performing troubled debt restructured loans	$ 1,586	$ 5,706	$ 5,746	$ 1,658	$ 2,584
Loans past due 90 days and still accruing	144	237	--	--	53

Nonaccrual loans as a % of loans receivable	0.40%	0.35%	0.33%	0.21%	0.28%
Nonperforming assets as a % of total assets	0.26%	0.22%	0.20%	0.14%	0.17%
Allowance for loan losses as a % of loans receivable	1.08%	1.08%	1.08%	1.06%	1.13%
Allowance for loan losses as a % of nonaccrual loans	268.5%	311.9%	329.4%	501.7%	406.8%

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	June 30, 2014			June 30, 2013
	Average		Average	Average		Average
(tax-equivalent basis)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)

Interest-earning assets:
Investment securities (1) (2)	$ 492,634	$ 4,326	3.51%	$ 543,652	$ 4,569	3.36%
Loans receivable (3) (4)	989,454	10,563	4.27%	888,175	9,892	4.45%
Restricted investment in bank stock	9,210	98	4.26%	8,995	99	4.40%
Total interest-earning assets	1,491,298	14,987	4.02%	1,440,822	14,560	4.04%
Allowance for loan losses	(10,756)			(10,214)
Non-interest earning assets	176,897			183,894
Total assets	$ 1,657,439			$ 1,614,502

Interest-bearing liabilities:
Money Market deposit	$ 395,912	491	0.50%	$ 396,920	420	0.42%
Savings deposits	161,522	124	0.31%	200,433	167	0.33%
Time deposits	173,544	383	0.88%	172,865	402	0.93%
Other interest-bearing deposits	350,761	303	0.35%	289,334	294	0.41%
Total interest-bearing deposits	1,081,739	1,301	0.48%	1,059,552	1,283	0.48%
Short-term borrowings and FHLB advances	150,934	1,393	3.69%	146,769	1,428	3.89%
Subordinated debentures	5,155	39	3.02%	5,155	40	3.10%
Total interest-bearing liabilities	1,237,828	2,733	0.88%	1,211,476	2,751	0.91%
Demand deposits	228,873			219,965
Other liabilities	14,187			16,676
Total noninterest-bearing liabilities	243,060			236,641
Stockholders' equity	176,551			166,385
Total liabilities and stockholders' equity	$ 1,657,439			$ 1,614,502

Net interest income (tax equivalent basis)		12,254			11,809
Net interest spread (5)			3.14%			3.13%

Net interest margin (6)			3.29%			3.28%

Tax-equivalent adjustment		(586)			(581)
Net interest income		$ 11,668			$ 11,228

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 35 percent federal tax rate.
(3) Includes loan fee income.
(4) Loans include non-accrual loans.
(5) Represents difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6) Represents net interest income divided by average total interest-earning assets.
(7) Rates are annualized.
CONTACT: Investor Contact:
         William S. Burns
         Executive VP & CFO
         201.816.4474; bburns@cnob.com

         Media Contact:
         Dawn Lauer, MWW
         212.827.3744; dlauer@mww.com